EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in Registration Statement No. 2-86070 on Form S-8 dated August 23, 1983; Registration Statement No. 33-30364 on Form S-8 dated August 7, 1989; Registration Statement No. 33-58750 on Form S-8 dated February 24, 1993; Registration Statement No. 33-58752 on Form S-8 dated February 24, 1993; Registration Statement No. 33-52487 on Form S-8 dated March 2, 1994 and Post-Effective Amendment No. 1 to Registration Statement No. 33-52487 on Form S-8 dated March 3, 1994; Registration Statement No. 333-12743 on Form S-4 dated September 26, 1996 of our report dated October 24, 1997, with respect to the consolidated financial statements incorporated by reference in the Annual Report (Form 10-K) of Andrew Corporation for the year ended September 30, 1997.


      \s\ Ernst & Young LLP
      Chicago, Illinois
      December 23, 1997